WEINBERG & COMPANY,P.A
CERTIFIED PUBLIC ACCOUNTANTS






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





To the Board of' Directors International Surfacing, Inc. (formerly known as Harmonica Acquisition, Corp.)


We hereby consent to the use in this Amendment No 3 to the Registration Statement on Form SB-2 of our report dated February 7, 2002, relating to the financial statements of Haimonica Acquisition Coipoiation, which appears in such Registration Statement, as of December 31, 2001 and for- the years ended December 31, 2001 and 2000 and for the period from March 24, 1999 (inception) to December 31, 2001, filed with the Securities and Exchange Commission on March
28,  2002 We also  consent  to the  reference  to our  firm  under  the  caption
"Experts".





                                                   WEINBERG & COMPANY, P.A
                                                   Certified Public Accountants


Boca Raton, Florida
June 7, 2005